Exhibit 99.1

ALX Oncology Announces Pricing of Underwritten Offering

SOUTH SAN FRANCISCO, Calif., January 30, 2026 (GLOBE NEWSWIRE) — ALX Oncology Holdings Inc. (“ALX Oncology,” Nasdaq: ALXO), a clinical-stage biotechnology company advancing a pipeline of novel therapies designed to treat cancer and extend patients’ lives, today announced the pricing of an underwritten offering of common stock and pre-funded warrants. ALX Oncology is selling 76,979,112 shares of common stock and, in lieu of common stock to certain investors, pre-funded warrants to purchase 18,574,120 shares of common stock in the offering. The shares of common stock are being sold at an offering price of $1.57 per share, the closing price on January 29, 2026, and the pre-funded warrants are being sold at an offering price of $1.569 per pre-funded warrant, which represents the per share offering price for each share of common stock less the $0.001 per share exercise price for each pre-funded warrant. The gross proceeds to ALX Oncology from this offering are expected to be approximately $150 million, before deducting the underwriting discounts and commissions and other estimated offering expenses, and excluding the exercise of any pre-funded warrants. All shares of common stock and pre-funded warrants to be sold in the offering are being offered by ALX Oncology. The offering is expected to close on or about February 2, 2026, subject to the satisfaction of customary closing conditions.

The financing is being led by new investors RA Capital Management and TCGX, with participation from additional new and existing investors, including 5AM Ventures, Blackstone Multi-Asset Investing, Coastlands Capital, Driehaus Capital Management, HBM Healthcare Investments, Marshall Wace, OrbiMed, Redmile Group, venBio Partners and Vivo Capital, among others.

ALX Oncology anticipates using the net proceeds from the offering to fund the continued clinical development of evorpacept and its ALX2004 program and the related clinical trials, and for working capital and other general corporate purposes.

Piper Sandler, UBS Investment Bank, and Wells Fargo Securities are acting as joint lead book-running managers for the offering.

The securities described above are being offered by ALX Oncology pursuant to a shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, from: Piper Sandler & Co., 350 North 5th Street, Suite 1000, Minneapolis, MN 55401, Attention: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@psc.com; UBS Securities LLC, Attention: Prospectus Department, 11 Madison Avenue, New York, NY 10010, or by email at ol-prospectus-request@ubs.com; or Wells Fargo Securities, LLC, Attention: Wells Fargo Securities, 90 South 7th Street, 5th Floor, Minneapolis, MN 55402, by telephone at 800-645-3751 (option #5) or by email at WFScustomerservice@wellsfargo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ALX Oncology

ALX Oncology (Nasdaq: ALXO) is a clinical-stage biotechnology company advancing a pipeline of novel therapies designed to treat cancer and extend patients’ lives. ALX Oncology’s lead therapeutic candidate, evorpacept, has demonstrated potential to serve as a cornerstone therapy upon which the future of immuno-oncology can be built. Evorpacept is currently being evaluated across multiple ongoing clinical trials in a wide range of cancer indications.

ALX Oncology’s second pipeline candidate, ALX2004, is a novel EGFR-targeted antibody-drug conjugate with a differentiated mechanism of action. A Phase 1 dose-escalation trial of ALX2004 is ongoing in patients with EGFR-expressing solid tumors.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements, including statements relating to ALX Oncology’s expectations regarding the anticipated use of proceeds, and the completion of the offering. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. ALX Oncology cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions, and the satisfaction of customary closing conditions related to the offering. There can be no assurance that ALX Oncology will be able to complete the offering. These and other risks are described more fully in ALX Oncology’s filings with the Securities and Exchange Commission (“SEC”), including ALX Oncology’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents ALX Oncology files with the SEC from time to time. Except to the extent required by law, ALX Oncology undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:

Elhan Webb, CFA, IR Consultant

ewebb@alxoncology.com

Media Contact:

Michele Parisi, SparkPoint Healthcare Communications

mparisi@sparkpointpr.com

(925) 864-5028